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                                                                     EXHIBIT 8.1

                    [GIBSON, DUNN & CRUTCHER LLP LETTERHEAD]

                                  June 6, 1996

Writer's Direct Dial Number                                      Our File Number

     (415) 393-8231                                                C 57115-00090

Magnum Microwave Corporation
1990 Concourse Drive
San Jose, CA 95131

     Re: Agreement and Plan of Reorganization and Merger dated as of May 16,
         1996

Gentlemen:

     We have acted as counsel to you in connection with the merger (the "Merger") of Magnum Microwave Corporation, a California corporation ("Magnum"), with REMEC Acquisition Corporation, a newly organized California corporation ("REMEC Sub"), and a wholly-owned subsidiary of REMEC, Inc., a California corporation ("REMEC"). The Merger will be effected pursuant to the Agreement and Plan of Reorganization and Merger dated as of May 16, 1996 among Magnum, REMEC and REMEC Sub. On the Closing Date of the Merger, REMEC Sub will merge into and with Magnum, and Magnum will survive the Merger as a wholly-owned subsidiary of REMEC. By virtue of the Merger and without any action on the part of any holder thereof, each share of Magnum Common Stock outstanding immediately prior to the consummation of the Merger will be converted into 0.04684342 of a share of REMEC Common Stock, par value $.01 per share.

     You have requested our opinion with respect to the federal income tax consequences of the Merger. We have reviewed the Prospectus/Proxy Statement of Magnum and REMEC (the "Proxy Statement") filed with the Securities and Exchange Commission as part of REMEC's Registration Statement on Form S-4 (the "Registration Statement") and have made such additional legal and factual inquiries and examinations as we have deemed necessary for rendering this opinion. We have relied upon the Registration Statement with respect to the accuracy of factual matters contained therein. We have also relied on (i) the accuracy of the representations and warranties and on the covenants made by the parties to the Agreement and in particular on the representations and covenants relating to the tax-free nature of the Merger set forth in Sections 3.34, 4.13 and 8.7 of the Agreement and (ii) continuity of interest certificates to be executed by the holders of 1% or more of the Common Stock of Magnum.

     Based on the foregoing and the existing state of the law, we hereby confirm our opinions as set forth under the caption "The Merger -- Certain United States Federal Income Tax Consequences" in the Proxy Statement. Furthermore, it is our opinion that the discussion under the caption "The Merger -- Certain United States Federal Income Tax Consequences," to the extent that it constitutes legal conclusions, is accurate in all material respects.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name under the heading "The Merger -- Certain United States Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement.

                                          Very truly yours,

                                          /s/   GIBSON, DUNN & CRUTCHER LLP

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                                               GIBSON, DUNN & CRUTCHER LLP

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